SEC 1745 (6-00) POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                    OMB APPROVAL
                                                    OMB Number: 3235-0145
                                                    Expires: October 31, 2002
                                                    Estimated average burden
                                                    hours per response. . . 14.9


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A
             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                               VIRATA CORPORATION
                               ------------------
                                (Name of Issuer)


                     Common stock par value $0.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                  927646-10- 4
                                  ------------
                                 (CUSIP Number)


                                  June 5, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 9274646-10-4

--------------------------------------------------------------------------------
   1.   Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only).
        OLIVETTI S.p.A.

--------------------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)

--------------------------------------------------------------------------------
   3.   SEC Use only

--------------------------------------------------------------------------------
   4.   Citizenship or Place of Organization
        Italy

--------------------------------------------------------------------------------
                      5.  Sole Voting Power:
Number of             0

Shares                ----------------------------------------------------------
                      6.  Shared Voting Power:
Beneficially          3,496,878

Owned by              ----------------------------------------------------------
                      7.  Sole Dispositive:
Each Reporting        0

Person With           ----------------------------------------------------------
                      8.  Shared Dispositive Power:
                      3,496,878

--------------------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
        3,496,878

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
        N/A

--------------------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9):
        5.56%

--------------------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
        HC

--------------------------------------------------------------------------------

Cusip No. 9274646-10-4

--------------------------------------------------------------------------------
   1.   Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only).
        OLIVETTI INTERNATIONAL S.A. (OISA)

--------------------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)

--------------------------------------------------------------------------------
   3.   SEC Use only

--------------------------------------------------------------------------------
   4.   Citizenship or Place of Organization
        Luxembourg

--------------------------------------------------------------------------------
                      5.  Sole Voting Power:
Number of             0

Shares                ----------------------------------------------------------
                      6.  Shared Voting Power:
Beneficially          3,496,878

Owned by              ----------------------------------------------------------
                      7.  Sole Dispositive:
Each Reporting        0

Person With           ----------------------------------------------------------
                      8.  Shared Dispositive Power:
                      3,496,878

--------------------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
        3,496,878

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
        N/A

--------------------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9):
        5.56%

--------------------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
        CO

--------------------------------------------------------------------------------

Cusip No. 9274646-10-4

--------------------------------------------------------------------------------
   1.   Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only).
        OLIVETTI TELEMEDIA INVESTMENTS B.V. (OTMI BV)

--------------------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)

--------------------------------------------------------------------------------
   3.   SEC Use only

--------------------------------------------------------------------------------
   4.   Citizenship or Place of Organization
        The Netherlands

--------------------------------------------------------------------------------
                      5.  Sole Voting Power:
Number of             0

Shares                ----------------------------------------------------------
                      6.  Shared Voting Power:
Beneficially          0

Owned by              ----------------------------------------------------------
                      7.  Sole Dispositive:
Each Reporting        0

Person With           ----------------------------------------------------------
                      8.  Shared Dispositive Power:
                      0

--------------------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
        0

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
        N/A

--------------------------------------------------------------------------------
   11.  Percent of Class Represented by Amount in Row (9):
        0

--------------------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)
        CO

--------------------------------------------------------------------------------

ITEM 1.

(a)     Name of Issuer
        VIRATA CORPORATION

(b) Address of Issuer's Principal Executive Offices 2933 Bunker Hill Lane, Suite 201, Santa Clara, CA 95054.

ITEM 2.

(a)     Name of Persons Filing
        Olivetti S.p.A., Olivetti Telemedia Investments B.V. (OTMI BV) and Olivetti International S.A. (OISA).

(b) Address of Principal Business Office or, if none, Residence Olivetti S.p.A. principal business office is located at:
        Via Jervis, 77, 10015 Ivrea (Torino), Italy.

        Olivetti Telemedia Investments B.V. principal business office is located at:
        Herengracht, 548, Amsterdam, The Netherlands

        Olivetti International S.A. principal business office is located at:
        125 Avenue du X Septembre, L2551 Luxembourg

(c)     Citizenship
        Incorporated by reference to Item (4) of the cover pages.

(d)     Title of Class of Securities Common Stock, par value $0.001 per share.

(e)     CUSIP Number
        927646-10-4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)     [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b)     [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)     [ ] Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)     [ ] Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C 80a-8).

(e)     [ ] An investment adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E);

(f)     [ ] An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

(g)     [ ] A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

(h)     [ ] A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)     [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)     [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4 (a)-(c) (iv) OWNERSHIP.

Incorporated by reference to Items (5)-(9), (11) of the cover pages. 3,335,878 shares of common stock, par value $0.001 per share (the "Common Stock") of Virata Corporation were formerly owned by Olivetti Telemedia Investments B.V. ("Telemedia"), an indirect wholly owned subsidiary of Olivetti S.p.A. ("Olivetti"). On June 5, 2000 the Common Stock was sold by Telemedia to Olivetti International S.A. ("Olivetti International"), a direct wholly owned subsidiary of Olivetti. In addition, Olivetti International acquired 161,000 shares of common stock on November 17, 2000.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Olivetti International is a direct wholly owned subsidiary of Olivetti.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 8, 2001
                                           -------------------------------------
                                                          Date


                                                     OLIVETTI S.p.A.

                                             /s/       C. ARIAUDO
                                           -------------------------------------
                                                        Signature


                                                    General Manager
                                           -------------------------------------
                                                        Name/Title

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 8, 2001
                                           -------------------------------------
                                                          Date


                                                OLIVETTI INTERNATIONAL S.A.

                                            /s/ L. LA NOCE          /s/ E. BRUIN
                                           -------------------------------------
                                                        Signature


                                            L. La Noce              E.Bruin
                                             Director               Director
                                           -------------------------------------
                                                        Name/Title


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 8, 2001
                                           -------------------------------------
                                                          Date


                                             OLIVETTI TELEMEDIA INVESTMENTS BV

                                            /s/ S. SIMET
                                           -------------------------------------
                                                          Signature


                                            S. Simet       MeesPierson Trust BV
                                            Director              Director
                                           -------------------------------------
                                                        Name/Title

EXHIBIT 1

AGREEMENT TO MAKE A JOINT FILING.

Olivetti S.p.A., Olivetti Telemedia Investments B.V. and Olivetti International S.A. each agree that this schedule 13G/A (including all amendments thereto) is filed by and on behalf of each such party.

Dated February 8, 2001


OLIVETTI S.p.A.

By:     C.Ariaudo
        (General Manager)

OLIVETTI INTERNATIONAL S.A.

By:     L.La Noce
        (Director)

        E.Bruin
        (Director)

OLIVETTI TELEMEDIA INVESTMENTS B.V.

By:     S.Simet
        (Director)

        MeesPierson Trust BV
        (Director)